Exhibit 10.1

February [  ], 2010

[Name]

[Address]

Dear [Name],

The Compensation Committee of the Board of Directors of Orthofix International N.V. (the “Company”) has approved a special retention cash bonus for you and certain other employees of the Company and its subsidiaries. The amount of your special retention cash bonus amount has been set at $[insert bonus amount]. Receipt of your bonus, which will be payable on December 31, 2011 (the “Retention Date”), is contingent upon your remaining an employee of the Company or one of its subsidiaries through the Retention Date. If you do not remain an employee of the Company or one of its subsidiaries through the Retention Date for any reason (including because you are terminated by the Company with or without cause before such date), your special retention cash bonus will not be earned nor payable to you, and all rights to such bonus will be forfeited in its entirety.

[NOTE: Following paragraph applicable only to A. Milinazzo, R. Vaters and M. Finegan][You and the Company further agree, and by signing below you agree and acknowledge, that, if paid, the amount of the special retention cash bonus will not be included in the calculation of “Base Amount” as defined in Section your amended and restated employment agreement with Orthofix Inc. and the Company.]

Sincerely,

[ ]
[ ]

AGREED AND ACKNOWLEDGED:

[Name]